Exhibit 99.1
FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel, Fleishman-Hillard	John Mills, ICR
for Alimera Sciences	for Alimera Sciences
404-739-0150	310-954-1105
katie.brazel@fleishman.com	John.Mills@ICRINC.com
FDA ISSUES COMPLETE RESPONSE LETTER TO ALIMERA SCIENCES
REGARDING NEW DRUG APPLICATION FOR ILUVIEN®
ATLANTA, December 23, 2010 — Alimera Sciences, Inc., (NASDAQ: ALIM) (“Alimera”), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced that it received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) regarding its New Drug Application (NDA) for the investigational drug ILUVIEN®. The FDA issued the CRL to communicate its decision that the NDA cannot be approved in its present form.
The application seeks the approval to market ILUVIEN (fluocinolone acetonide intravitreal insert), Alimera’s investigational, sustained drug delivery system that releases sub-microgram levels of fluocinolone acetonide for the treatment of diabetic macular edema (DME). Alimera submitted the ILUVIEN NDA to the FDA on June 29, 2010 with safety and efficacy data through month 24 of the FAME Study. The FDA granted the NDA Priority Review status on August 30, 2010.
No new clinical studies were requested in the CRL. However, the FDA asked for analyses of the safety and efficacy data through month 36 of the FAME Study, including exploratory analyses in addition to those previously submitted to the FDA, to further assess the relative benefits and risks of ILUVIEN. The NDA included data through month 24. Alimera has completed month 36 of the study and is preparing the analyses the FDA requested. The FDA is also seeking additional information regarding controls and specifications concerning the manufacturing, packaging and sterilization of ILUVIEN, which Alimera is in the process of compiling.
The FDA also indicated that it had observed deficiencies in current good manufacturing practices (cGMP) during its facility inspections of two of Alimera’s third-party manufacturers, which were completed in August and September of 2010, and that all facilities and controls will need to comply with cGMP. Alimera’s third-party manufacturers are in the process of resolving these deficiencies.
“We appreciate the FDA’s efforts to complete a Priority Review of our NDA and look forward to working closely with the FDA toward approval of ILUVIEN for the treatment of DME,” said

Dan Myers, president and chief executive officer of Alimera. “To expedite the process, we have requested a meeting with the FDA to clarify the path to regulatory approval.”
About the FAME Study
Alimera conducted two Phase 3 pivotal clinical trials (collectively known as the FAME Study) for ILUVIEN involving 956 patients in sites across the United States, Canada, Europe and India to assess the efficacy and safety of ILUVIEN with two doses, a high and low dose, for the treatment of DME. The primary efficacy endpoint for the FAME Study is the difference in the percentage of patients whose best corrected visual acuity improved by 15 or more letters from baseline on the ETDRS eye chart at month 24 between the treatment and control groups. The study concluded in October 2010 with the final patient visit at the three-year data point.
Following its NDA submission to the FDA, Alimera submitted a Marketing Authorization Application to the Medicines and Healthcare products Regulatory Agency in the United Kingdom. Applications have also been submitted to regulatory agencies in Austria, France, Germany, Italy, Portugal and Spain. Based upon the analysis of the FAME Study, all filings included the 24-month data.
About DME
DME, the primary cause of vision loss associated with diabetic retinopathy, is a disease affecting the macula, the part of the retina responsible for central vision. When the blood vessel leakage of diabetic retinopathy causes swelling in the macula, the condition is called DME. The onset of DME is painless and may go undetected by the patient until it manifests with the blurring of central vision or acute vision loss. The severity of this blurring may range from mild to profound loss of vision. The Wisconsin Epidemiologic Study of Diabetic Retinopathy found that over a 10-year period approximately 19 percent of people with diabetes studied were diagnosed with DME. As the population of people with diabetes increases, Alimera expects the annual incidence of diagnosed DME to increase, as well.
About ILUVIEN
ILUVIEN is an investigative, extended release intravitreal insert that Alimera is developing for the treatment of DME. Each ILUVIEN insert is designed to provide a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FAc). ILUVIEN is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The insertion device employs a 25-gauge needle, which allows for a self-sealing wound.
About Alimera Sciences, Inc.
Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently Alimera is focused on diseases affecting the back of the eye, or retina. Its advanced product candidate ILUVIEN is an intravitreal insert containing fluocinolone acetonide, a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease. ILUVIEN is in development for the treatment of DME, a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “likely,” “will,” “would,” “could,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize, and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, and Alimera’s ability to operate its business in compliance with the covenants and restrictions that it is subject to under its credit facility, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.
All forward-looking statements contained in this press release are expressly qualified by the above paragraph in their entirety. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.
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